AMENDED AND RESTATED VOTING AND STOCKHOLDERS AGREEMENT


     Amended and Restated Voting and Stockholders Agreement, dated as of April 16, 1998 (this "Agreement"), by and among Warburg, Pincus Capital Company, L.P., a Delaware limited partnership ("Warburg"), Panavision Inc., a Delaware corporation (the "Company"), and Mafco Holdings Inc., a Delaware corporation ("Purchaser"). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

                              R E C I T A L S

      WHEREAS, the Company, Purchaser and Warburg, have previously entered into a Voting and Stockholders Agreement, dated as of December 18, 1997, as amended by the First Amendment dated as of March 16, 1998 (collectively, the "First Stockholders Agreement") and now wish to restate the First Stockholders Agreement in its entirety; and

      WHEREAS, PX Holding Corporation, a Delaware corporation ("Holdings"), PX Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), and the Company have previously entered into an Agreement of Recapitalization and Merger, dated as of December 18, 1997 (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Merger Sub shall be merged with and into the Company (the "Merger"); and

      WHEREAS, as an inducement and a condition to the Company and the Purchaser's subsidiaries entering into the Merger Agreement and incurring the obligations set forth therein, each of the Company, the Purchaser and Warburg required the other parties hereto to enter into the First Stockholders Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree to amend and restate the First Stockholders Agreement as follows:

      1. REPRESENTATIONS AND WARRANTIES OF WARBURG. Warburg hereby represents and warrants as follows:

           1.1 Ownership of Shares. Warburg is the beneficial owner, and has sole power to vote and dispose, of 12,717,000 shares of Common Stock, par value $.01 per share ("Company Common Stock"), of the Company (such shares shall constitute the "Shares"). On the date hereof, the Shares constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by Warburg.

           1.2 Authorization; Validity of Agreement; Necessary Action. Warburg has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Warburg of this Agreement and the consummation by Warburg of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Warburg, and constitutes a valid and binding obligation of Warburg, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           1.3 No Violations. (a) Except for filings, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Warburg and the consummation by Warburg of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Warburg nor the consummation by Warburg of the transactions contemplated hereby nor compliance by Warburg with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable partnership agreement or other agreements or organizational documents applicable to Warburg, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Warburg is a party or by which Warburg or any of its properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Warburg or any of its properties or assets.

           (b) The Shares and the certificates representing such Shares are held by Warburg, or by a nominee or custodian for the benefit of Warburg, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder. Warburg currently has, and upon the exercise of the options set forth in Sections 3 and 4 hereof shall sell, assign, transfer and deliver to the Purchaser at the Closing, and the Purchaser shall receive at the Closing, good, valid and marketable title to the Company Common Stock.

      2. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to Warburg and the Company as follows:

           2.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

           2.2 Authorization; Validity of Agreement; Necessary Action. The Purchaser has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by the Purchaser, and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors, rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           2.3 No Violations. Except for filings, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by it nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof shall (x) conflict with or result in any breach of any organizational documents of the Purchaser, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Purchaser is a party or by which the Purchaser or any of its properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Purchaser or any of its properties or assets.

      3. OPTION GRANTED TO THE PURCHASER. (a) Warburg hereby grants to the Purchaser an irrevocable option to purchase, in whole and not in part, the Shares held by Warburg during the Option Period (as defined below), on the terms and subject to the conditions set forth herein (the "Purchaser Option").

           (b) The Purchaser Option may be exercised by the Purchaser during the period commencing at 9:00 a.m., New York time on the day following the first anniversary of the Effective Time of the Merger and ending at 5:00 p.m., New York time on the second anniversary of the Effective Time of the Merger (the "Option Period").

           (c) If the Purchaser wishes to exercise the Purchaser Option, the Purchaser shall send a written notice to Warburg of its irrevocable election to exercise the Purchaser option, specifying the place, and, if then known, the time and the date (the "Purchaser Option Closing Date") of the closing (the "Purchaser Option Closing") of the purchase. The Purchaser Option Closing Date shall occur on the fifth business day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in Section 3(f) hereof.

           (d) At the Purchaser Option Closing, Warburg shall deliver to the Purchaser (or its designee) all of the Shares by delivery of a certificate or certificates evidencing such Shares, duly endorsed to the Purchaser or accompanied by stock powers duly executed in favor of the Purchaser, with all necessary stock transfer stamps affixed.

           (e) At the Purchaser Option Closing, the Purchaser shall pay to Warburg, by wire transfer in immediately available funds to the account of Warburg specified in writing no less than one day prior to the Purchaser Option Closing, an amount equal to the product of $30.00 and the number of Shares (such number being subject to adjustment for stock splits, recapitalizations and other similar events, as set forth in Section 13.11 hereof) purchased pursuant to the exercise of the Purchaser Option (the "Purchaser Option Purchase Price").

           (f) The Purchaser Option Closing shall be subject to the satisfaction of each of the following conditions:

                (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling (which has not been stayed or suspended pending appeal) and there shall not be any effective statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Shares pursuant to the exercise of the Purchaser Option;

                (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Purchaser Option under the HSR Act shall have expired or been terminated; and

                (iii) all actions by or in respect of, and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Shares pursuant to the exercise of the Purchaser Option shall have been obtained or made and shall be in full force and effect.

      4. OPTION GRANTED TO WARBURG. (a) The Purchaser hereby grants to Warburg an irrevocable option to sell to the Purchaser, in whole and not in part, the Shares held by Warburg, on the terms and subject to the conditions set forth herein (the "Warburg Option").

           (b) The Warburg Option may be exercised by Warburg during the Option Period.

           (c) If Warburg wishes to exercise the Warburg Option, Warburg shall send a written notice to the Purchaser of its irrevocable election to exercise the Warburg Option, specifying the place, and, if then known, the time and the date (the "Warburg Option Closing Date") of the closing (the "Warburg Option Closing") of the purchase. The Warburg Option Closing Date shall occur on the fifth business day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such notice is delivered and
      (ii) the satisfaction of the conditions set forth in Section 4(f) hereof.

           (d) At the Warburg Option Closing, Warburg shall deliver to the Purchaser (or its designee) all of the Shares by delivery of a certificate or certificates evidencing such Shares, duly endorsed to the Purchaser or accompanied by stock powers duly executed in favor of the Purchaser, with all necessary stock transfer stamps affixed.

           (e) At the Warburg option Closing, the Purchaser shall pay to Warburg, by wire transfer in immediately available funds to the account of Warburg specified in writing no less than one day prior to the Warburg Option Closing, an amount equal to the product of $25.00 and the number of Shares (such number being subject to adjustment for stock splits, recapitalizations and other similar events, as set forth in Section 13.11 hereof) purchased pursuant to the exercise of the Warburg Option (the "Warburg Option Purchase Price").

           (f) The Warburg option Closing shall be subject to the satisfaction of each of the following conditions:

                (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling (which has not been stayed or suspended pending appeal) and there shall not be any effective statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Shares pursuant to the exercise of the Warburg Option;

                (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Warburg Option under the HSR Act shall have expired or been terminated; and

                (iii) all actions by or in respect of, and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Shares pursuant to the exercise of the Warburg Option shall have been obtained or made and shall be in full force and effect.

      5. THIRD PARTY BUSINESS COMBINATION; REMEDY. (a) If (i) the Merger Agreement is terminated in accordance with Section 7.1(d),(e) or (f) of the Merger Agreement, or (ii) the Merger Agreement shall have been amended to increase the amount of the Merger Consideration in effect on the date hereof, and, upon or following any such termination or any such amended Merger Agreement, Warburg receives any cash or non-cash consideration (the "Alternative Consideration") in respect of all or any portion of the Shares in connection with (A) a Transaction Proposal for which definitive documentation has been executed by all the parties to such transaction (the "Alternative Transaction") during the period commencing on the date hereof and ending nine months from the date the Merger Agreement is terminated, or
 (B) an amended Merger Agreement, Warburg shall promptly upon receipt of the Alternative Consideration pay to the Purchaser or its designee on demand in cash, by wire transfer of same day funds to an account designated by the
 Purchaser:

           (x) in the case of termination of the Merger Agreement in accordance with the above-referenced sections of the Merger Agreement, if the Alternative Consideration is greater than $26.50, but not greater than $30 per Share, the excess of (x) such Alternative Consideration over $26.50 multiplied by (y) the number of shares with respect to which Warburg received such Alternative Consideration; provided that (i) if the Alternative Consideration received by Warburg shall be securities listed on a national securities exchange or traded on the Nasdaq National Market ("Nasdaq"), the per share value of such consideration shall be equal to the average closing price per share listed on such national securities exchange or Nasdaq on the five trading days prior to the date such transaction is consummated and
      (ii) if the consideration received by Warburg shall be in a form other than such listed securities, the per share value shall be determined in good faith as of the date such transaction is consummated by the Purchaser or its designee and Warburg, or, if the Purchaser or its designee and Warburg cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties; and

           (y) in the case of termination of the Merger Agreement in accordance with the above-referenced sections of the Merger Agreement, if the Alternative Consideration is greater than $30 per Share, the sum of (I) for the portion of such consideration not greater than $30 per Share, the amounts payable pursuant to subparagraph (a) hereof and
      (II) for the portion of such consideration exceeding $30 per Share, one half of such Alternative Consideration; provided that (i) if the Alternative Consideration received by Warburg shall be securities listed on a national securities exchange or traded on the Nasdaq, the per share value of such consideration shall be equal to the average closing price per share listed on such national securities exchange or Nasdaq on the five trading days prior to the date such transaction is consummated and (ii) if the consideration received by Warburg shall be in a form other than such listed securities, the per share value shall be determined in good faith as of the date such transaction is consummated by the Purchaser or its designee and Warburg, or, if the Purchaser or its designee and Warburg cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties;

           (z) in the case of an amended Merger Agreement, an amount equal to any and all Alternative Consideration above $26.50 per Share.

           (b) In connection with an Alternative Transaction, the Alternative Consideration per Share to be received by the stockholders of the Company other than Warburg shall not exceed by more than $.50 per share the Alternative Consideration to be received by Warburg. Warburg shall not enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreement contained in this Section 5(b).

      6.   AGREEMENT TO VOTE; PROXY.

           (a) Voting. Warburg hereby agrees that, until the Termination Date (as defined in Section 11), at any meeting of the stockholders of the Company or in connection with any written consent of the stockholders of the Company, Warburg shall vote (or cause to be voted) the Shares held of record or beneficially by Warburg (i) in favor of the Merger, and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) except as specifically requested in writing by the Purchaser in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) any material change in the present capitalization of the company including any proposal to sell any equity interest in the Company or any of its subsidiaries or any amendment of the Articles of Incorporation of the Company; or (4) any material change in the Company's corporate structure or business; or (d) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement. Warburg shall not enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreement contained in this Section 6(a).

           (b) Proxy. WARBURG HEREBY GRANTS TO, AND APPOINTS, BARRY F. SCHWARTZ AND JORAM C. SALIG IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF THE PURCHASER, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF THE PURCHASER, AND ANY OTHER DESIGNEE OF THE PURCHASER, EACH OF THEM INDIVIDUALLY, WARBURG'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS INDICATED IN SECTION 6(a) ABOVE. WARBURG INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION
      DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY WARBURG WITH RESPECT TO WARBURG'S SHARES.

      7. CERTAIN COVENANTS OF WARBURG. Except in accordance with the terms of this Agreement, Warburg hereby covenants and agrees as follows:

           7.1 No Solicitation. Prior to the Termination Date, Warburg shall not, directly or indirectly (including through advisors, agents or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity with respect to the Company that constitutes or could reasonably be expected to lead to an Alternative Transaction; and shall use its reasonable best efforts to cause any such party in possession of confidential information about the Company that was furnished by or on behalf of Warburg to return or destroy all such information in the possession of any such party (other than the Purchaser) or in the possession of any Representative of any such party, provided, however, that the foregoing shall not restrict Warburg or any of its representatives on the Board of Directors of the Company from taking actions to the same extent and in the same circumstances permitted for the Board and the Company by Section 5.9 of the Merger Agreement.

           7.2 Restriction on Transfer, Proxies and Noninterference; Restriction on Withdrawal. Prior to the Termination Date, Warburg shall not, directly or indirectly (i) except pursuant to the terms of the Merger Agreement and to the Purchaser pursuant to this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of the Shares or any interest therein, including any trust income or principal, except in each case to a transferee who is or agrees to become bound by this Agreement, (ii) except as contemplated hereby, grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make any representation or warranty of Warburg contained herein untrue or incorrect or would result in a breach by Warburg of its obligations under this Agreement or a breach by the Company of its obligations under the Merger Agreement.

           7.3 Redeemable Preferred Stock. Immediately prior to the consummation of the Merger, Warburg shall exchange 88% of the Company Common Stock it beneficially owns for redeemable preferred stock of the Company (the "Redeemable Preferred Stock"), on the basis of 100 shares of Company Common Stock for each share of Redeemable Preferred Stock, redeemable at the option of the holder at $2,650 per share of Redeemable Preferred Stock, and shall surrender such Redeemable Preferred Stock for redemption immediately upon the consummation of the Merger; provided, however, that in the event the number of Cash Election Shares is less than the Cash Election Number (as each such term is defined in the Merger Agreement), immediately prior to the consummation of the Merger, Warburg shall also exchange for Redeemable Preferred Stock upon the same terms and conditions a number of shares of additional Company Common Stock (to the extent of Company Common Stock beneficially owned by it) equal to such deficiency; provided, further, that the number of Shares to be exchanged for Redeemable Preferred Stock, pursuant to the foregoing provisions of this Section 7.3, shall be reduced by the number, if any, of Purchaser Stock Purchase Shares (as defined below), rounded down to the nearest 100 Shares. Warburg shall elect to retain, in accordance with the terms of the Merger Agreement, the Company Common Stock not (i) exchanged for Redeemable Preferred Stock pursuant to this Section 7.3 or (ii) sold pursuant to Section 7.5.

           7.4 Proprietary Information. Except as required by law or as contemplated by this Agreement, Warburg shall not, directly or indirectly, make use of or divulge or otherwise disclose to any Person other than the Purchaser, any trade secret, confidential information or other proprietary information or data (including any financial data, mailing lists, customer lists or employee data or records) concerning the business or policies of the Company or its subsidiaries that Warburg may have learned, directly or indirectly, as a stockholder, employee, officer or director of the Company or any of its subsidiaries.

           7.5  Purchaser Stock Purchase

           (a) Immediately prior to the consummation of the Merger, Warburg shall sell, transfer, assign and deliver the Purchaser Stock Purchase Shares, if any, to Purchaser or its designee, and Purchaser or its designee shall purchase the Purchaser Stock Purchase Shares, if any, from Warburg for $26.50 per Share, payable by wire transfer of same day funds; provided, that all conditions to the Merger contained in the Merger Agreement have been either satisfied or waived.

           (b) In the event that the Designated Number of Common Shares multiplied by the Designated Per Share Purchase Price (as each such term is defined in the Merger Agreement) shall equal less than $154,000,000, a number of Shares calculated by dividing such deficiency by $26.50 (rounded up to the nearest whole number) shall constitute the "Purchaser Stock Purchase Shares".

      8. CERTAIN COVENANTS OF THE PURCHASER AND THE COMPANY. Except in accordance with the terms of this Agreement, the Purchaser and the Company hereby severally and not jointly covenant and agree as follows:

           8.1 Tag-Along Rights. If, at any time on or prior to December 31, 1999, the Purchaser intends to sell ("Sale"), in a single transaction or a series of related transactions, more than 25% of shares of Company Common Stock it beneficially owns other than (i) to any of its Affiliates who agree to be bound by this Merger Agreement,
      (ii) pursuant to a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") or (iii) pursuant to a merger or similar acquisition transaction, in which all the Company Common Stock is acquired, the Purchaser shall notify all other stockholders of the Company (the "Public Stockholders"), in writing, of such proposed Sale and its terms and conditions. Within twenty (20) business days of the date of such notice, each Public Stockholder shall notify the Purchaser if it elects to participate in such Sale. Any Public Stockholder that fails to notify the Purchaser within such twenty (20) business day period will be deemed to have waived its rights hereunder. Each Public Stockholder that so notifies the Purchaser shall have the right to sell, at the same price and on the same terms and conditions as the Purchaser, an amount of shares of Company Common Stock equal to the number of shares of Company Common Stock the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of shares of Company Common Stock issued and owned by such Public Stockholder and the denominator of which shall be the aggregate number of shares of Company Common Stock issued and owned by the Purchaser and each Public Stockholder exercising its rights under this Section 8.1. Notwithstanding anything contained in this Section 8.1, in the event that all or a portion of the purchase price consists of securities and the sale of such securities to the Public Stockholders would require either a registration under the Securities Act, or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, then, at the option of the Purchaser, any one or more of the Public Stockholders may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by unanimous vote of the Board of Directors of the Company.

           8.2 Independent Directors. From and after the Effective Time of the Merger until the date on which the Company shall no longer have any Public Stockholders, the Purchaser and the Company shall take all action within their respective power to include on the Board of Directors of the Company two directors, each of whom is (i) considered to be an independent director pursuant to the rules contained in the NYSE Listed Company Manual and (ii) is not an officer or employee of any company affiliated with the Purchaser.

      9. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

      10. STOP TRANSFER. Warburg agrees with, and covenants to, the Purchaser that Warburg shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Warburg's Shares, unless such transfer is made in compliance with this Agreement.

      11. TERMINATION. The obligations under Sections 6 and 7 hereof shall terminate upon the first to occur of (i) the Effective Time of the Merger and (ii) the date the Merger Agreement is terminated in accordance with its terms (the "Termination Date"). Except as set forth in this Section 11, all other agreements and obligations of the parties hereto shall survive the Effective Time of the Merger and/or the Termination Date, as applicable, and in the case of Section 5 hereof, to the extent set forth in such section.

      12.  RESTRICTIONS ON TRANSFER.

           12.1 Transfer of Shares. (a) During the period of time between
      (i) the Effective Time of the Merger Agreement and (ii) the expiration of the Option Period, Warburg shall not offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, place in trust (voting or otherwise), enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of Warburg's Shares, except for transfers made both in compliance with all federal and state securities laws and pursuant to the terms hereof.

           12.2 Permitted Transfers. Notwithstanding any provision in this Section to the contrary, the Shares may be transferred (a) to an Affiliate of Warburg who agrees to be bound by this Agreement or (b) to any partner of (i) Warburg or (ii) an Affiliate of Warburg, who, in each case, agrees to be bound by this Agreement.

      13.  MISCELLANEOUS.

           13.1 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party.

           13.2 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

           13.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

      If to the           Panavision Inc.
      Company:            885 Third Avenue
                          Suite 3020
                          New York, New York 10022
                          Attn:  William C. Scott
                          Telecopier:  (212) 688-6373

      If to Warburg:      Warburg, Pincus Capital Company,   L.P.
                          c/o E.M. Warburg, Pincus & Co., LLC
                          466 Lexington Avenue
                          New York, New York 10019
                          Attn:  Sidney Lapidus
                          Telecopier:  (212) 878-6162

      copy to:            Willkie Farr & Gallagher
                          One Citicorp Center
                          153 East 53rd Street
                          New York, New York 10022-4669
                          Attention:  Christopher E. Manno, Esq.
                          Telecopier Number:  (212) 821-8111

      If to the           Mafco Holdings Inc.
      Purchaser:          625 Madison Avenue
                          New York, New York 10021
                          Attention:
                          Telecopier Number: (212) 867-5428

      copy to:            Skadden, Arps, Slate, Meagher
                               & Flom LLP
                          919 Third Avenue
                          New York, New York 10022
                          Attention: Alan C. Myers, Esq.
                          Telecopier Number: (212) 735-2000

      or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

           13.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

           13.5 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

           13.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

           13.7 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

           13.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

           13.9 Definitions; Construction.  For purposes of this Agreement:

           (a) "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange
      Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially owned by a Person shall include securities Beneficially owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

           (b) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

           (c) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

          13.10 Stockholder Capacity. Notwithstanding anything herein to the contrary, nothing set forth herein shall in any way restrict any director in the exercise of his or her fiduciary duties as a director of the Company.

          13.11 Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of any stock dividend, extraordinary dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the number of Shares subject to Sections 3 and 4 hereof, and the purchase prices therefor, shall be appropriately adjusted.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                          PANAVISION INC.


                          By: /s/ William C. Scott
                             __________________________
                             Name:   William C. Scott
                             Title:  Chairman of the Board and
                                     Chief Executive Officer


                          MAFCO HOLDINGS INC.


                          By: /s/ Howard Gittis
                             __________________________
                             Name:  Howard Gittis
                             Title: Vice Chairman


                          WARBURG, PINCUS CAPITAL COMPANY, L.P.


                          By:
                          WARBURG, PINCUS & CO., ITS GENERAL PARTNER


                          By: /s/ Sidney Lapidus
                             _____________________________
                             Name:  Sidney Lapidus
                             Title: Partner